EFFECTIVE AS OF JULY 1, 2024

David Segal
2273 North Point Drive
York, PA 17406, USA

Dear David:

Naqi Logix Inc. is pleased to offer you the position of Chief Innovation Officer, effective as of July 1, 2024. You will be employed through Equity HR Inc. ("Equity HR"), an employer of record. The Chief Innovation Officer reports to Mark Godsy, Chief Executive Officer of Naqi Logix Inc.

Your full time pay for this exempt position is $115,000.00 annually, paid on a semi-monthly basis and subject to customary and required deductions and withholdings. Also, you will be eligible to participate in the Equity Incentive Plan of Naqi Logix Inc.

You will be eligible to participate in a comprehensive benefits program which includes medical, vision, and dental insurance, a Section 125 Flexible Spending Plan, accrued PTO leave, and paid holidays (provided that you meet the eligibility requirements of the plans and policies). Please contact Jessica Menard, our Human Resources Manager at Equity HR at 800-398-7823 should you have any questions in this regard.

This offer is contingent upon the verification of your authorization to work in the United States. Additionally, as a condition of employment you will be required to complete all onboarding documents, including an Arbitration Agreement. You will be required to abide by all rules and regulations of Equity HR and Naqi Logix Inc. during your employment with Equity HR.

Please understand your employment is "at will,'" voluntarily entered into, and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Equity HR., in consultation with Naqi Logix Inc., is free to conclude its at-will employment relationship with you at any time, with or without cause, and with or without notice. This at-will relationship cannot be altered unless specifically set forth in writing and signed by you and the CEO of Naqi Logix Inc.

To acknowledge your acceptance of this letter, please sign and date below. This offer letter and the Arbitration Agreement along with all onboarding documents set forth the terms of your employment with Equity HR (as employer of record for Naqi Logix Inc.) and supersede any and all prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and an officer of Naqi Logix Inc. Any waiver of a right under this agreement must be in writing. This agreement will be governed by Pennsylvania law.

David, we hope you agree that you have a great contribution to make to the industry by this opportunity, and that you will find working here a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a more successful company.

Kind Regards,

/s/ Mark Godsy

Mark Godsy
Chief Executive Officer
CEO

Please specify acceptance or rejection of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Equity HR as employer of record for Naqi Logix Inc.

My start date is July 1, 2024.

7/30/2024

Sign here - (name of candidate)	Date
David Segal

OR:

I am rejecting the enclosed offer of employment for the following reason(s):

Sign here - (name of candidate)	Date

This offer will terminate on July 15, 2024.

July 1, 2024

PRIVATE AND CONFIDENTIAL

DAVID SEGAL

2273 North Point Drive York, PA 17406, USA

Dear David

On behalf of Naqi Logix Inc. (the "Company"), we are pleased to confirm your acceptance of our offer for the position of Chief Innovation Officer, commencing on July 1, 2024 (the "Start Date") through your employment agreement with Equity HR, Inc. ("Equity HR") effective as of July 1, 2024 (the "Employment Agreement"). You also understand and agree that your Employment Agreement with Equity HR and the Additional Terms will be administered and carried out, to the extent they are lawfully required to be, by Equity HR and its representatives and employees.

1. Position

As Chief Innovation Officer, you will be accountable generally to the Chief Executive Officer and will perform the duties and responsibilities as described in the job description set out in Schedule B attached hereto. Reporting structures may change from time to time depending upon business requirements and your job may evolve and change over time. This is a full-time, exempt salaried position, and the compensation described in this letter is intended to compensate you for your services to the Company and its affiliates (the "Company Group").

2. Time and Attention

You will devote all of your attention, skill and effort to the business on a regular full-time basis and in compliance with this agreement and the practices, directions and instructions given to you from time to time.

Without limiting the generality of the foregoing, it is understood and accepted that you will have other outside interests, activities and responsibilities which you are of course entitled to pursue, provided that such outside interests, activities and responsibilities do not individually or in the aggregate interfere otherwise conflict with the performance of your duties.

3. Compensation

a) Base Salary. You will be paid an annual salary of $115,000.00 USD (the "Base Salary"), which will be paid semi-monthly, less statutory deductions, in accordance with Equity HR's payroll policy, as amended from time to time.

b) Stock Options. On ●, you were granted, pursuant to the Naqi Logix Inc. Equity Incentive Plan (the "Plan"), an option to purchase 500,000 Non-Voting Common Shares in the capital of the Company (the "Option"), with a price per share equal to the fair market value of a Non-Voting Common Share, as determined by the Board at the time of grant. The Option will continue to vest in accordance with the terms of the Plan and your Option Agreement.

c) Employee Benefits. As noted in your Employment Agreement with Equity HR, you will be eligible to participate in a comprehensive benefits program offered by Equity HR, of which it is anticipated that 90% of the costs will be covered, for you and your dependents subject to the terms and conditions of the applicable benefit plans and policies. You acknowledge and agree that such benefit plans and policies may be cancelled or their terms (including the benefit carriers) may change from time to time without further notice.

4. Vacation

You will be entitled to paid Company holidays and vacation days each year, in an amount determined in accordance with and subject to the Company's applicable policies in effect, and as may be amended from time to time. Subject to the terms and conditions of the Company's vacation policy in effect from time to time, you will be entitled to twenty (20) days of paid vacation in each calendar year (prorated for hours worked less than 40 per week), accrued pro-rata on a monthly basis, to be taken at times agreed upon by you and the Company. Vacation time must accrue before you may use it, except at the sole discretion of the Company. The Company reserves the right to require you to take some or all of the accrued vacation days at any time during scheduled or unscheduled office shut-down periods, at its sole discretion. If any vacation is not taken in a given calendar year, it shall carry over to the first three (3) months of the next calendar year. All carried over vacation days not used within the first three (3) months of the next calendar year will be forfeited to the extent permitted by the applicable Employment Law.

5. Currency and Deductions

Unless otherwise specified, all references to amounts in or contemplated by these terms and conditions are to the lawful currency of the United States of America.

6. Expenses

You will be reimbursed for eligible expenses that are pre-approved in accordance with the applicable expense policy.

7. Intellectual Capital Protection Agreement

Your employment is subject to the Intellectual Capital Protection Agreement ("ICPA"), attached to this letter, which you agree to execute and deliver to me in connection with this letter and is incorporated by reference.

8. Termination

You or Equity HR, in consultation with the Company, may end your employment with Equity HR and your engagement with the Company at any time and for any reason. Upon such termination, you will be entitled to the compensation and benefits described in this section entitled "Termination".

(a) Resignation.

(i) If you decide to resign from your position for any reason other than for Good Reason (described below), you agree to provide at least thirty (30) days written notice to the Chief Executive Officer of the Company. You will not be entitled to receive any further compensation or benefits whatsoever other than those amounts which have accrued up to your last day of active service. Upon providing written notice of your intent to resign, Equity HR, in consultation with the Company, reserves the right at any time to waive some or all of the remaining notice period, in whole or in part, by written Notice of Termination to you, in which case, your resignation will become effective as of the date specified in the Notice of Termination. Alternatively, Equity HR, in consultation with the Company, may, at any time during the resignation notice period, relieve you from all or any of your duties for all or part of the remainder of the resignation notice period. This may include a requirement that you must stay away from all or any of the premises of Equity HR and the Company Group and/or will not be provided with any work and/or will have no business contact with all or any of the agents, employees, customers, clients, distributors and suppliers of Equity HR and the Company Group. Whether or not you are relieved of any duties during the resignation notice period, you will continue to be paid your Base Salary in accordance with this letter and be entitled to benefits, and you will continue to be bound by your Employment Agreement and the Additional Terms. You will not publicly disclose your resignation without the prior approval of Equity HR and the Company.

(ii) You may resign from your position for Good Reason within [12] months following a Sale of the Company (as defined in the Plan). For the purposes of this letter, "Good Reason" means the occurrence of one of the following without your prior written consent:

(A) A reduction of 20% or more to your Base Salary or annual target Bonus opportunity, other than in connection with a reduction applicable to all similarly situated executives of the Company Group;

(B) A material adverse change in the scope of your responsibilities;

(C) The relocation of your principal place of business by 30 miles or more from your current principal place of business;

provided that, in each case, you deliver written notice of your resignation within 90 days of the initial occurrence of any such event and the Company Group has not cured such event within 30 days after receipt of your written notice. If the Company Group fails to cure such event, your resignation for Good Rason will be effective upon the expiration of such cure period.

(b) Termination other than by Resignation

Your engagement may be terminated under the following circumstances:

(i) Death. Your engagement will terminate upon your death.

(ii) Disability. Equity HR, in consultation with the Company, may terminate your engagement if you are disabled (to be determined by the Chief Executive Officer of the Company) by a condition that qualifies you for long term disability benefits under the applicable long term disability plan, in a manner that renders you unable to perform the essential functions of your then existing position or positions under your Employment Agreement with Equity HR and as described in Schedule B of this letter with or without reasonable accommodation for a period of six (6) months or more.

(iii) Termination For Cause.

(A) Equity HR, in consultation with the Company, may terminate your engagement for Cause at any time, without notice or payment in lieu thereof. In the event of such termination for Cause, you will not be entitled to receive any further compensation or benefits whatsoever other than amounts which have accrued up to your last day of active service.

(B) For the purposes of this letter, "Cause" shall mean:

(1) you commit a crime involving dishonesty, breach of trust, or physical harm to any person or you violate any federal, state or foreign securities laws;

(2) you willfully engage in conduct that is in bad faith and materially injurious to the Company or its affiliates, monetarily or otherwise, including but not limited to, misappropriation of trade secrets, fraud or embezzlement;

(3) you intentionally commit a material breach of your Employment Agreement with Equity HR, the Additional Terms set out herein or the ICPA.

(iv) Severance Upon Termination Without Cause or Resignation for Good Reason.

(A) Equity HR, in consultation with the Company, in their sole discretion, may terminate your employment with Equity HR and your engagement with the Company without Cause at any time by written notice.

(B) For the purposes of this letter, any termination of your employment with Equity HR under the Employment Agreement and your engagement with the Company that does not constitute a Termination For Cause" as set out above and does not result from your death or disability (as described in Section 8(b)) shall be a termination "Without Cause".

(C) If the Company terminates your employment Without Cause or you resign for Good Reason, in each case after you have completed twelve (12) months of continuous service from your Start Date, you will be entitled to an amount equal to three (3) months' Base Salary plus, for each additional continuous and completed year of service thereafter, one (1) additional month of Base Salary, up to a maximum amount equal to Base Salary for one year (the "Severance Payment"), provide you sign a waiver and release in a form acceptable to Equity HR and the Company and such release becomes effective and irrevocable within 60 days following your date of termination. The Severance Payment will be payable in equal installments in accordance with Equity HR's customary payroll practices for the applicable period. The first payment will occur on the first payroll date following the date the release becomes effective, provided that if the 60 day period for the release spans 2 calendar years, the payments will commence on the first payroll date in the second calendar year. The first payment will include all installments in respect of payroll periods between the date of termination and the first payment date.

(D) You shall not be entitled to any other salary, Bonus (or pro rata share thereof) or benefits from Equity HR or the Company thereafter, except as otherwise specifically provided in your Employment Agreement with Equity HR and the Additional Terms set out herein.

(v) Termination Procedure

(A) Except for termination due to your death, any termination of your employment by Equity HR and your engagement with the Company must be communicated by written Notice of Termination to the other party. For the purposes of this Agreement, "Notice of Termination" means a written notice that indicates the specific termination provision in this letter upon which the termination is based.

(B) "Date of Termination" means:

(1) if you are terminated due to death, the date of your death;

(2) if you are terminated on account of disability (as described in Section 8(b)(ii)), For Cause or Without Cause, the date specified in the Notice of Termination; and

(3) if you are terminated due to your resignation, the earlier of the date specified in the Notice of Termination provided to you by Equity HR, in consultation with the Company and the end of your notice period.

(C) Upon your termination for any reason, you will return all documents, files, manuals, books, software, equipment, keys, equipment, identification or credit cards, and all other property belonging to Equity HR and the Company, as applicable.

(D) Upon your termination for any reason, you (or your authorized representative or estate) will be paid, on or before the time required by law, but in no event more than 30 days after your Date of Termination:

(1) unpaid expense reimbursements as described in Section 6;

(2) accrued but unused vacation to the extent payment is required by law or any applicable policy described in Section 4;

(3) any vested benefits you may have under any employee benefit plans described in Section 3.d);

(4) any earned but unpaid Base Salary described in Section 3.a); and

(5) any earned but unpaid Bonus described in Section 3.b);

(vi) The foregoing arrangements set out herein fully satisfy the obligations of Equity HR, the Company and their affiliates to you in respect of the termination of your employment with Equity HR and your engagement with the Company and you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law or contract.

9. Representation Regarding Restrictive Covenants or Legal Obligations

By signing below, you represent and warrant that you are not bound by any restrictive covenant or other legal obligation with your current employer, any former employer or any other third party that would prevent you from the Additional Terms or that would reasonably interfere with your ability to perform the duties and responsibilities contemplated by this letter and your Employment Agreement with Equity HR.

10. Representation Regarding Legal Eligibility

The offer of employment set forth in your Employment Agreement with Equity HR and your engagement with the Company as described herein are conditional on you being legally eligible to work in Pennsylvania. In the event that it is determined at any time that you are or were not eligible, you shall be disqualified from the engagement, or if your engagement has commenced, you may be subject to immediate termination for Cause in accordance with the terms of this letter.

11. Workplace Policies

You will comply with all written rules and policies ("Policies") established by Equity HR and the Company. Equity HR and the Company may, from time to time, amend, alter, establish new policies or delete policies (the "Revised Policies") and immediately upon receiving notice of such Revised Policies, you will be governed by and comply with such Revised Policies.

12. Personal Information

During the period of your engagement, you agree that any personal information that you provide to the Company may be transferred to and accessed by an affiliate, or agents and contractors (such as payroll companies, insurance companies, information technology consultants, etc.) that provide services to the Company, that may be located in Canada, the United States or elsewhere.

13. Assignment

You acknowledge that the services to be rendered pursuant to this letter are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or responsibilities under this letter. You hereby consent to the Company assigning its rights, duties and obligations under this letter to an affiliate or to a purchaser or transferee of a majority or all of the Company's outstanding capital stock, or to a purchaser of all, or substantially all of the assets of the Company.

14. Entire Agreement

You acknowledge and agree that this letter contains the whole understanding between you and the Company with respect to the subject matter herein and supersedes and replaces all oral or written prior negotiations, representations or agreements, including the Consulting Agreement between you and the Company dated ●. Your agreement to the terms and conditions in this letter have not been induced by, nor do you rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of these terms and conditions. You further agree that the terms and conditions cannot be amended, modified or supplemented except by subsequent written agreement signed by you and the Company.

15. Governing Law

The terms and conditions of your engagement will be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to principles of conflicts of law.

16. Severability

If, in any jurisdiction, any of the Additional Terms or their application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining terms and conditions and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

17. Survival of Obligations

Upon cessation of your engagement under any circumstances whatsoever, and however and whenever occurring or effected, the terms and conditions that impose obligations upon you that extend beyond the termination of your engagement, shall survive and can be enforced by the Company in a court of competent jurisdiction.

To signify your agreement to the Additional Terms, please sign and date a copy of this letter below and return one complete signed original of this letter and the attached Intellectual Capital Protection Agreement to me by no later than July ●, 2024. We look forward to your acceptance of the Additional Terms and to working with you.

Yours sincerely,

/s/ Mark Godsy
Mark Godsy

Chief Executive Officer, on behalf of Naqi Logix Inc.

AGREEMENT

I, David Segal, have reviewed and agree to the Additional Terms set out in this letter.

I have had an opportunity to ensure that I clearly understand the terms and conditions of my engagement with the Company and Equity HR, and I have had the opportunity to confer with an independent legal advisor if I so wished, in advance of accepting the Additional Terms. I have not been induced by the Company to leave any prior employment.

David Segal
Name: David Segal
Date: July 1, 2024

Reference Design Business Development Model for the Head of Business Development

Objective

The Head of Business Development is tasked with formulating and executing a comprehensive business development strategy focused on establishing and nurturing strategic partnerships across various sectors. This strategy will underpin the company's growth and expansion into new markets, leveraging the innovative reference design of our wearable technology platform. A cornerstone of this strategy is the development of the Pillar Partner Program, which aims to identify and engage key partners in hardware, software, and cloud computing to enhance our product suite and market reach.

Pillar Partner Program Strategy

Identifying Strategic Partners

• Hardware Partners: Focus on engaging leading technology companies that specialize in components or devices complementing our wearables, such as Samsung, Bose, Jabra, Jawbone, Sennheiser, Sony, Intel, and Qualcomm. These partnerships can range from integrating our technology into their devices to co-developing new wearable platforms.

• Software Partners: Seek out partnerships with major software developers and platforms that can extend the functionality of our wearables, including Microsoft, Apple, Samsung, Dell, Garmin, Google, Facebook, and EA. These partnerships could involve developing bespoke applications, enhancing interoperability with existing ecosystems, or creating new user experiences.

• Cloud Software Companies: Partner with cloud infrastructure providers like Amazon, IBM, Microsoft, VMware, Digital Ocean, NetApp, etc., to ensure our wearables and the Naqi Hub platform have the scalability, reliability, and security needed for global deployment.

Channel Partner Program

• Industry Focus: Develop a channel partner program targeting industries where hands-free Human Machine Interface (HMI) technology offers a significant advantage. This includes disability & accessibility sectors, fast food chains, gaming, heavy industry, robotics, drones, AR/VR, and FPV product companies.

• Value Proposition: Highlight the unique benefits of our technology, such as improved efficiency, accessibility, and user experience, to appeal to potential channel partners across these industries.

Integration Strategy

• Technology Integration: Craft a strategy for embedding our hands-free HMI technology into other companies' hardware products. This involves identifying products and sectors where our technology can add significant value, such as enhancing accessibility, improving operational efficiency, or creating immersive user experiences.

• Co-Development Opportunities: Explore co-development opportunities with hardware and software partners to create integrated solutions that leverage our technology.

Execution Plan

1. Market Analysis: Conduct thorough market research to identify potential partners and industries where our technology could impact most significantly.

2. Outreach and Engagement: Initiate outreach to potential partners with a tailored value proposition, highlighting the mutual benefits of the partnership.

3. Pilot Projects: Propose pilot projects or collaborations with key partners to demonstrate our technology's practical benefits and potential in real-world applications.

4. Negotiation and Agreement: Work closely with the CTO and legal team to negotiate partnership terms that align with our strategic goals and protect our intellectual property.

5. Integration and Co-Development: Collaborate with partners to integrate our technology into their products or platforms, ensuring seamless functionality and user experience.

6. Marketing and Promotion: Develop joint marketing and promotion strategies with our partners to maximize the visibility and adoption of our integrated solutions.

7. Feedback and Iteration: Establish mechanisms for ongoing feedback from partners and customers to improve our technology and partnership models continuously.

Collaboration with the CTO

The VP of Business Development will work closely with the CTO to ensure that the technological aspects of the partnerships align with our product development goals and capabilities. This collaboration is crucial for:

• Ensuring the technical feasibility of integration projects.

• Aligning product development with market needs and partner expectations.

• Protecting and enhancing the security and IP of our technology through strategic partnerships.

Conclusion

This business development model aims to position the company at the forefront of wearable technology by leveraging strategic partnerships to expand our product suite, enhance our technology, and enter new markets. Through the Pillar Partner Program, we aim to build a strong ecosystem around our platform, driving innovation, and creating value for our partners and customers.

What does success look like/Expectations?

• The board of directors will approve a 30/90/180 days set of objective which may include but not limited to the following:

a. Industry mapped out and contact initiated with targeted high probability companies / 5-10 partnerships or prospect opportunities identified and in discussions/3-5 prospects identified and in advanced discussions

b. 12 months (1-2 Partners signed & orders placed)

Duties and responsibilities are subject to amendment from time to time by the Chief Executive Officer or the Board of Directors.

SKA	MG

INTELLECTUAL CAPITAL PROTECTION AGREEMENT1

This Agreement, dated and effective as of July 1, 2024;

BETWEEN:

Naqi Logix Inc.("Company"), with its registered office at 200 Granville St #2820, Vancouver, BC V6C 1S4

AND:	David Segal, 2273 North Point Drive York, PA 17406 ("Confidant");

Witnesses That Whereas:

A. Company has engaged Confidant, whether directly or through an Affiliate or Principal, to provide Services for or on behalf of Company ("Engagement").

B. As a consequence of the Engagement, Confidant has had access and may obtain access to Company Intellectual Capital.

C. It is a fundamental condition of the Engagement that Confidant accepts and complies with the terms and conditions set out in this Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Confidant acknowledge, agree, represent, and warrant as follows:

1. Definitions - In this Agreement, unless specifically indicated otherwise:

"Affiliate" means a corporation, partnership, trust, or other person with which the Party is affiliated as that word is defined in the Business Corporations Act of British Columbia, or with whom the Party is not dealing at arm's length as defined in the Income Tax Act of Canada.

"This Agreement" means this Intellectual Capital Protection Agreement.

"Business Information" means any kind of information, data, and knowledge that is used in or pertains to the business of a person, including accounting information, corporate strategies, personnel information, customer information, supplier information, marketing strategies, commercial activities, ideas, concepts, and Business Opportunities, excluding only Technical Information. "Company Business Information" means Business Information that is in the care, possession, custody, or control of Company, or of a third party on behalf of Company, including Business Information that is held or used by Company under license.

"Business Opportunity" and "Company Business Opportunity" have the meanings set out in Section 8.1.

"Company Business" means each and every business carried on by Company from time to time.

"Company Business Associate" has the meaning set out in Section 7.2.

 _______________________

"Company Products" means goods and services developed, made, sold, or otherwise commercialized from time to time by Company, Directly or Indirectly, or under license from Company.

"Company Technology" has the meaning set out in Section 10.3 and Schedule "A".

"Confidant's Country" means the country identified in Confidant's address on the first page hereof.

"Developments" has the meaning set out in Section 6.1.

"Directly or Indirectly" and derivations of that word denote any activity that may be carried on by a person either independently or through any number of intervening third parties.

"Disclose" and derivations of that word denote the receipt or acquisition of information or material by one person from another, by any active or passive method or instrumentality, whether Directly or Indirectly.

"Effective Date" means the date first written above.

"Engagement" has the meaning set out in Recital A.

"Exempted Information" means information and material which:

(a) before Disclosure to Confidant, shall have been in the possession of Confidant, or known by Confidant, on a lawful, unrestricted, and non-confidential basis; or

(b) at the time of Disclosure to Confidant, shall have been generally available for public scrutiny on a lawful, unrestricted, and non-confidential basis; or

(c) after Disclosure to Confidant is: (i) made generally available for public scrutiny on a lawful, unrestricted, and non-confidential basis; or (ii) obtained by a third party, and provided by that third party to Confidant, all on a lawful, unrestricted, and non-confidential basis.

"including" and derivations of that word denote examples of a general concept and are not intended to limit or restrict the meaning and scope of the general concept in any manner.

"Intellectual Capital" means all proprietary, quasi-proprietary, and intangible assets of a person from time to time, including Proprietary Information, Intellectual Property, know-how, relationships (business and employment), and Business Opportunities. "Company Intellectual Capital" means Intellectual Capital that is in the care, possession, custody, or control of Company or of a third party on behalf of Company, including Intellectual Capital held or used by Company under license.

"Intellectual Property" means all in rem forms of intellectual property recognized by law from time to time, including patents, trademarks, copyrights, industrial designs, integrated circuit topographies, mask works, design patents, utility models, petty patents, and goodwill, and the right to apply for and obtain any such rights. "Company Intellectual Property" means Intellectual Property that is owned (legally or beneficially) by Company, or in which Company holds rights or interests, including Intellectual Property held or used by Company under license.

"Party" means a party to this Agreement.

"Permitted Activities" means the activities that Confidant is authorized to carry on in relation to Company Intellectual Capital pursuant to Section 2.2.

"person" means any form of distinct individual, entity, or association recognized as a person by law or accounting principles.

"Personal Information" has the meaning assigned by applicable law, and includes information about any individual whose identity is apparent or can reasonably be ascertained from the information.

"Primary Contract" means the agreement(s) between Confidant (or an Affiliate or Principal of Confidant) and Company, which: (i) is separate from this Agreement, and (ii) establishes the Engagement. For example, "Primary Contract" may include any of the following categories of agreement: employment, consulting, services, advisory, investment, research, development, loan, supply, or license agreement.

"Proprietary Information" means information or material, however expressed, manifested, or stored, that is in the care, possession, custody or control of a person (or of a third party on behalf of a that person) and which is not generally available for public scrutiny on a lawful, unrestricted, and non-confidential basis, which may include information and material: (i) that is commonly called "trade secret"; (ii) that comprises, embodies, or reveals Business Information, Technical Information, or Business Opportunities; (iii) that comprises unique combinations of separate items, which individually may or may not be confidential; and (iv) that is Disclosed to a person or entity by a third party on a confidential basis or by way of license. "Company Proprietary Information" means Proprietary Information that is in the care, possession, custody, or control of Company or a third party on behalf of Company, including Proprietary Information held or used by Company under license.

"Purpose" denotes the purpose for which Confidant is permitted to access, hold, and/or interact with Company Intellectual Capital, namely: (i) to assess the desirability of working with Company; (ii) to consider, discuss, negotiate, and/or modify the terms and conditions of a Primary Contract; and (iii) to perform Services.

"Representative" means a person who provides services to or for the benefit of another person, including services provided in the capacity of a director, officer, employee, agent, or contractor.

"Services" denotes any activity that Confidant provides to Company, or to others on behalf of Company, whether Directly or Indirectly through an Affiliate, Principal, or otherwise, which may include any of the following: (i) serving as a director, officer, executive, advisor, or manager of Company; (ii) providing research, development, engineering, programming, or other technical services; (iii) promoting, or otherwise helping to advance a Company Business or a Company Product; (iv) supplying goods, services, information, or advice; (v) licensing rights or interests; (vi) providing strategic or financial advice; or (vii) acting as a representative, agent, or trustee.

"Tangibles" means physical material that embodies, contains, stores, or reveals Proprietary Information or Intellectual Property. "Company Tangibles" means Tangibles that are in the care, possession, custody, or control of Company or of a third party on behalf of Company, including Tangibles held or used by Company under lease or license.

"Technical Information" means any kind of information, data, development, and knowledge of a technical nature including inventions (whether or not patentable), technology (including the Company Technology identified in Schedule "A"), engineering, devices, prototypes, compositions of matter, chemical compositions, molecules, writings, designs, computer programs, discoveries, formulas, information, data, compilations, methods, techniques, end uses, processes, concepts, devices, reports, schematics, software, code, algorithms, drawings, diagrams, research, know-how, discoveries, improvements, enhancements, modifications, derivative works, ideas, and concepts. "Company Technical Information" means Technical Information that is in the care, possession, custody or control of Company, or of a third party on behalf of Company, including Technical Information that is held or used by Company under license.

2. General Restrictions and Permissions

2.1. Subject to the balance of this Agreement:

(a) Confidant will receive and hold Company Proprietary Information in strict confidence;

(b) Confidant will not access, hold, use, copy, exploit, or otherwise interact with any Company Intellectual Capital except for the exclusive benefit of the Company and in strict compliance with this Agreement; and

(c) if Confidant receives a Disclosure of Personal Information from Confidant, Confidant will comply strictly with all laws and regulations in force from time to time that apply to that Personal Information.

2.2. When Confidant receives access to Company Intellectual Capital pursuant to this Agreement or a Primary Contract, Confidant is authorized to carry on the following activities in good faith ("Permitted Activities"):

(a) receive, hold, store, and analyze Company Intellectual Capital to the extent reasonably required by Confidant for the Purpose;

(b) make and hold a limited number of copies of Company Intellectual Capital, provided that: (i) Confidant makes no more copies than are reasonably required for the Purpose (but in any event not more than five copies), and (ii) all such copies will be and be deemed to be Company Proprietary Information and/or Tangibles governed by this Agreement; and

(c) Disclose Company Intellectual Capital to its Representatives as reasonably required for the Purpose, in compliance with Article 4 hereof.

2.3. Confidant must not, Directly or Indirectly, access, hold, store, use, analyze, employ, Disclose, share, copy, commercialize, interact with, or take any benefit from, any Company Intellectual Capital except to the extent expressly permitted by this Agreement or by Company in writing.

2.4. Confidant will not, Directly or Indirectly, permit, facilitate, or enable any third party, including its Affiliates and Representatives, to access, hold, store, use, analyze, employ, Disclose, copy, commercialize, interact with, or take any benefit from Company Intellectual Capital except as is reasonably required to assist Confidant to carry on the Permitted Activities for the Purpose, in good faith, and strict compliance with this Agreement.

2.5. Confidant will be relieved from the obligation to treat particular information or material Disclosed to it by or on behalf of Company as Company Proprietary Information to the extent that Confidant first proves that the information or material is Exempted Information, provided that:

(a) the relief will not apply to any information or material that is not so proven to be Exempted Information; and

(b) the relief will apply only to the contractual obligations of Confidant under this Agreement that pertain to Company Proprietary Information and will not diminish any other rights or interests of Company under this Agreement, a Primary Contract, or at law.

2.6. Confidant shall be liable to Company if any Company Intellectual Capital is dealt with by an Affiliate or Representative of Confidant, or by any other person or entity downstream from Confidant, in a manner that does not comply with the obligations imposed on Confidant under this Agreement.

3. Access and Custody

3.1. Company may choose to Disclose, or not to Disclose, Company Intellectual Capital to Confidant, in its absolute discretion.

3.2. As between the Parties:

(a) all Company Intellectual Capital that is Disclosed to Confidant, and all rights and interests in, to, or associated with such Company Intellectual Capital, shall remain the exclusive legal and beneficial property of Company; and

(b) Confidant will hold and use all Company Intellectual Capital in its possession or control from time to time for the exclusive benefit of Company.

3.3. Nothing in this Agreement shall be construed as granting Confidant any license, rights or interests in or under any Company Intellectual Capital, other than permission to engage in Permitted Activities in strict compliance with this Agreement and any Primary Contract.

3.4. Company Intellectual Capital is Disclosed to Confidant on an "as is" basis. The Company Group (individually and as a whole):

(a) makes no representations or warranties as to the accuracy, completeness, adequacy, validity, or suitability for any purpose, of any Company Intellectual Capital; and

(b) shall not be liable to Confidant, or to any person downstream from Confidant, on account of any errors or omissions in Company Intellectual Capital, or for the use of Company Intellectual Capital by Confidant or any such downstream party.

3.5. Confidant will use conscientious, good faith efforts to protect Company Proprietary Information and Company Intellectual Property that is in Confidant's care or control from unauthorized use, copying, access, and Disclosure.

3.6. Confidant will hold and store Company Proprietary Information and Company Intellectual Property in a secure facility located at Confidant's headquarters in Confidant's Country. Confidant will not, Directly or Indirectly, relocate or transmit any Company Proprietary Information or Company Intellectual Property to any other facility or country, without first obtaining express written authorization from Company.

3.7. At the written request and option of Company, Confidant shall promptly:

(a) return or destroy, as directed by Company, all Company Intellectual Capital that shall have been supplied to Confidant by or on behalf of Company, subject to subsection (b);

(b) permanently delete or erase all Company Intellectual Capital from electronic, magnetic, optical, or other digital storage devices in Confidant's possession or control;

(c) use reasonably diligent efforts to ensure that anyone to whom Confidant Discloses Company Intellectual Capital takes the same measures referenced in Subsections (a) and (b); and

(d) confirm in writing that the preceding provisions of this Section have been complied with.

3.8. All Company Technical Information, Company Business Information, and Company Tangibles that may be Disclosed to Confidant will be presumed to be or contain Company Proprietary Information and/or Company Intellectual Property governed by this Agreement unless and until Confidant proves otherwise.

4. Permitted Disclosure to Others

4.1. Confidant may Disclose Company Proprietary Information conscientiously and in good faith in the following circumstances:

(a) to its Representatives who need access to the Company Proprietary Information to the extent reasonably required by them to assist Confidant to carry on Permitted Activities in compliance with this Agreement;

(b) to any person or entity that Company expressly authorizes in writing, subject to the terms and conditions set out in this Agreement and in the written authorization;

(c) as may be compelled by applicable law within Confidant's Country, provided that: (i) before making any such Disclosure, Confidant will give Company notice of the proposed Disclosure with full particulars; (ii) Confidant will only Disclose Company Proprietary Information to the extent required by law; and (iii) Confidant will make conscientious efforts to obtain an order, ruling, or covenant that confidential treatment will be afforded to Company Proprietary Information that is so Disclosed;

(d) to legal counsel and other professionals who assist Confidant in connection with: (i) this Agreement or a Primary Contract; or (ii) a dispute or potential dispute that that may arise in relation to this Agreement or a Primary Contract; provided in either case that they are first notified of this Agreement.

4.2. Confidant shall ensure that each of its Representatives to whom it Discloses Company Intellectual Capital agrees in writing to hold and use Company Intellectual Capital under the same, or substantially similar, obligations imposed by this Agreement. Company may demand in writing that any or all Representatives of Confidant enter Agreements substantially in the form of this Agreement, and Confidant will use best efforts to cause that to happen promptly. If the Representative/s in question fail to sign and return such Agreement/s within 10 business days, that will be considered to be a breach of this Agreement and any Primary Contract between Company and Confidant.

5. Company Tangibles

5.1. As between the Parties, ownership of all legal and beneficial rights and interests in Company Tangibles, including personal property rights, will at all times be vested in Company and will not pass to the Confidant.

5.2. All of the obligations set out above in Articles 1 through 4 apply equally to Company Tangibles, mutatis mutandis.

6. Developments

6.1. In this Agreement, "Developments" means all tangible and intangible information, material, and work product that may be made, compiled, generated, or acquired by Confidant, whether individually or in concert with others, that embodies, incorporates, improves, enhances, upgrades, updates, supplements, derives from, or is based on any Company Technical Information, or that may be produced by or for Confidant pursuant to a Primary Contract.

6.2. Except to the extent that the Parties expressly agree otherwise in writing, all Intellectual Capital in, to, or associated with Developments is, and will be, owned:

(a) on the basis that is expressly and unequivocally stipulated in an applicable Primary Contract;

(b) if ownership of particular Developments is not expressly and unequivocally stipulated in a Primary Contract, then, all Intellectual Capital associated with such Developments will be owned exclusively by, or as directed by, Company.

6.3. Confidant will conscientiously, promptly, and in good faith take all steps reasonably requested by Company to effect, vest, register, record or otherwise perfect the ownership interests determined under the foregoing Section, which will include executing and delivering all documents that may be reasonably stipulated by Company.

6.4. To the extent that any Developments shall have been generated but are not formally transferred to or as directed by Company, then, Confidant declares and agrees that it holds and will continue hold them, and all associated Intellectual Capital, in trust for the exclusive benefit of Company until Company directs Confidant to transfer such items.

6.5. Confidant hereby irrevocably nominates, constitutes, and appoints each of Company's CEO, CTO, COO, President, Secretary and Treasurer, from time to time, as Confidant's agent and attorney-in-fact, coupled with an interest, to execute, sign, complete, file, and prosecute any and all instruments that may be considered necessary or desirable by those individuals for the purpose of effecting, vesting, registering, recording or otherwise perfecting Company's ownership interests in Developments, with full power of substitution. This power of attorney shall survive the death or incapacity of Confidant.

6.6. Confidant hereby waives unconditionally any and all "moral rights" that Confidant may have or acquire in Developments, including the rights of attribution and integrity.

7. Protected Relationships

7.1. While any Permitted Activities are continuing, and for 18 months after that, Confidant will not, Directly or Indirectly:

(a) induce or encourage any Representative of Company to leave his or her employment or to terminate his or her contract with Company;

(b) employ, hire, retain, or partner with any Representative of Company, or assist any third party to employ, hire, retain, or partner with any Representative of Company, whether as an employee, consultant, contractor, investor, or otherwise; or

(c) undermine the relationship between Company and any of its Representatives in any other manner.

7.2. In this Agreement, "Company Business Associate" means a third party with whom Company has a business relationship, or is actively negotiating a business relationship, including suppliers, customers, partners, investors, and joint venture associates.

7.3. While any Permitted activities are continuing, and for, and for four years after that, Confidant agrees not to attempt, Directly or Indirectly, to undermine the relationship between Company and a Company Business Associate, which may include causing or influencing a Company Business Associate to:

(a) cease dealing or trading with Company, or to change the manner in which the Company Business Associate deals or trades with Company;

(b) lose confidence in Company, a Company Business, or a Company Product; or

(c) deal or trade with Confidant, or with any other person, in preference to Company.

8. Company Business Opportunities

8.1. In this Agreement, "Company Business Opportunity" means a business opportunity that: (i) Company, Directly or Indirectly, Discloses to Confidant, and (ii) Confidant is not actively seeking to exploit at the time of the Disclosure (subject to Section 8.2).

8.2. If Confidant wishes to invoke the benefit of Subsection 8.1 (i) (by asserting that Confidant was actively seeking to exploit the same business opportunity at the time that Company Disclosed it to Confidant), then, within two business days after Disclosure, Confidant must give Company written notice that accurately and completely sets out the relevant facts supporting Confidant's assertion. Confidant's notice must include documentary evidence proving that Confidant was actively seeking to exploit the same business opportunity at the time, independent from Company. If Confidant fails to provide such notice, then, the business opportunity in question will automatically and irrevocably be deemed to be a Company Business Opportunity subject to the restrictions set out herein.

8.3. While any Permitted Activities are continuing, and for three years after that, Confidant will not, Directly or Indirectly:

(a) deal directly with any person connected with a Company Business Opportunity except through Company;

(b) seek to acquire or exploit a Company Business Opportunity for Confidant's own benefit or for the benefit of any third party;

(c) acquire ownership of, or rights under, any asset that is the subject of a Company Business Opportunity for Confidant's own benefit or for the benefit of any third party; or

(d) assist or encourage any third party to do any of the foregoing.

9. Good Faith

9.1. Confidant acknowledges and agrees that the Company Group will be Disclosing Company Intellectual Capital to Confidant for a commercial purpose. Confidant will observe and perform all its obligations, and exercise it rights, hereunder in good faith in furtherance of the Purpose.

9.2. While any Permitted Activities are continuing, and for three years after that:

(a) Confidant will not attempt to utilize or take any benefit from any Company Intellectual Capital except in Collaboration with Company;

(b) Confidant will not, Directly or Indirectly, assist or encourage any other person to use or take the benefit of any Company Intellectual Capital except pursuant to a written agreement with Company; and

(c) Confidant shall not, Directly or Indirectly, acquire any interest in, or develop, design, create, manufacture, sell or otherwise deal with any item or product, that contains, is based on, or is derived from any Company Proprietary Information, Company Intellectual Property, or Company Product, or that improves, upgrades, enhances, replaces, duplicates, simulates, or supplements any Company Proprietary Information, Company Intellectual Property, or Company Product, except as may be expressly agreed by Company in writing.

10. Non-Competition

10.1. Confidant acknowledges and agrees that:

(a) the Company Group has acquired and developed substantial experience, knowledge, skill, and know-how relating to the Company Business, Company Products, and Company Proprietary Information, which gives the Company Group a significant advantage over other operators, developers, and suppliers of similar businesses, products, and services;

(b) engaging in Permitted Activities is likely to enhance the capability of Confidant to develop a technology that competes with the Company Products or operate a business that competes with the Company Business; and

(c) the obligations set out in Section 10.2 below are fair and reasonable to safeguard Company's competitive position.

10.2. In jurisdictions where noncompete agreements are enforceable, and for a period of one year after leaving the Company, the Confidant shall not be employed by or advise a corporation that competes directly with the Company's business as specified in Schedule A below which may be amended from time to time.

10.3. For the sake of clarity:

(a) Regardless of anything else in this Agreement, an individual (e.g. a Representative) may be employed or engaged by a corporation that engages in a broad range of businesses or sells a broad range of products, which may include businesses or products that are competitive with a Company Business or a Company Product, on the following conditions:

(i) the individual must not own or have the right to acquire more than 0.1% of the shares of the corporation, whether Directly or Indirectly;

(ii) the individual and the corporation must first enter a written agreement with Company in which they covenant that the individual will not have any Direct or Indirect involvement in any activity of the Corporation that would otherwise cause Confidant to violate Subsection 10.2, using a form of agreement specified by Company, acting reasonably;

(iii) in any event, the balance of this Agreement will continue to apply without any diminishment.

11. Third Party Intellectual Capital

11.1. Confidant acknowledges that Company does not want to misuse, misappropriate, violate or infringe the Intellectual Capital of any third party. Confidant, its Affiliates, and Representatives will not do anything that causes Company to engage in any of those activities.

11.2. For greater certainty, Confidant, its Affiliates, and Representatives will not:

(a) Disclose or make available to Company the Proprietary Information of any third party;

(b) supply to Company any information, material, or work-product that misuses, misappropriates, violates or infringes any Intellectual Capital of any third party; or

(c) engage in any activity on behalf of Company that misuses, misappropriates, violates or infringes any Intellectual Capital of any third party.

12. Identifying and Redressing Defaults

12.1. In the event Confidant becomes aware of a breach or deemed breach of this Agreement that has, or poses the risk of having, a materially negative impact on any Company Intellectual Capital, Confidant shall promptly:

(a) give written notice to Company with the full particulars of that event; and

(b) take reasonable steps to mitigate the effects of that event.

12.2. Whether or not there is reason to believe that Confidant may be in breach of this Agreement, Confidant will permit Company or its Representatives to:

(a) enter any premises where Confidant or any of its Representatives may be using or storing Company Intellectual Capital; and

(b) inspect facilities where Confidant, any Representative of Confidant, or any third party on behalf of Confidant or a Representative of Confidant stores, holds, copies, or utilizes Company Intellectual Capital, including computers and other electronic storage devices;

as may be requested by Company for the purpose of ascertaining whether Confidant and its Representatives are complying with their obligations under this Agreement. This right of inspection may only be exercised during normal business hours of operation after Company has given Confidant at least two business days advance written notice of its intention to conduct the inspection. Company and its Representatives will respect the confidentiality of Confidant's Proprietary Information to which they are exposed under this Section.

12.3. Confidant acknowledges that the inherent nature of Company Intellectual Capital will make it difficult to ascertain whether Confidant, or any of Confidant's Representatives or Affiliates, has breached or is preparing to breach its obligations under this Agreement. For that reason, if Company has some reasonable basis for suspecting that Confidant, or any of Confidant's Representatives or Affiliates, may have breached or is preparing to breach any of its obligations under this Agreement, then, Company may initiate arbitration under Section 13.2 based on that suspicion for the purpose of:

(a) ascertaining whether a breach has occurred or is likely to occur, and,

(b) redressing and remedying any breaches or attempted breaches that are revealed through the arbitration.

12.4. Confidant acknowledges that a breach of this Agreement by Confidant, its Representatives, or its Affiliates will cause irreparable harm to Company, and that ordinary damages will not be an adequate remedy for such harm. Therefore, Company may, in the discretion of a court of competent jurisdiction or an arbitration panel constituted under Section 13.2, be entitled to specific performance, injunctive relief, and other equitable relief, for such breach, on an interim, interlocutory and/or permanent basis. Such rights and remedies shall be in addition to all other rights and remedies to which Company (and/or any other Company Companies) may be entitled at law or in equity.

12.5. Unless otherwise expressly provided in this Agreement, Company's rights and remedies specified in this Agreement are cumulative and are not exclusive of any other rights or remedies to which Company and its Affiliates may otherwise be entitled.

13. Governing Law/Dispute Resolution

13.1. The laws of British Columbia, Canada, will govern the interpretation, validity and enforceability of this Agreement, the relationship of the parties under this Agreement, and the conduct of the parties in relation to the subject matter of this Agreement.

13.2. The parties agree that, subject to Section 12.4, all disputes, controversies, and disagreements that may arise under or in connection with: (i) this Agreement, (ii) a breach of this Agreement, or (iii) in relation to the activities contemplated herein, (iv) the interpretation, validity or enforceability of this Agreement, (v) the relationship of the parties under this Agreement, or (vi) the conduct of the parties in relation to the subject matter of this Agreement, will be submitted to the Vancouver International Arbitration Centre ("VIAC"), and will be finally resolved by confidential arbitration ("Arbitration"). The Arbitration will be conducted on the following basis:

(a) the Arbitration will be conducted and resolved in accordance with and pursuant to the VIAC Domestic Arbitration Rules in effect on the date that the arbitration is initiated (the "VIAC Rules");

(b) the appointing authority shall be VIAC;

(c) the Arbitration will be conducted by one arbitrator ("Arbitrator"), in English, in Vancouver, British Columbia, which will be the legal seat of the Arbitration;

(d) the Arbitrator will have full authority to grant interim, interlocutory, and equitable relief, including remedies having the same effect as injunctions and declarations;

(e) if the subject matter of a dispute, controversy, and/or disagreement also involves a Primary Contract, or any other legal right, obligation, or liability that is not specifically addressed in this Agreement, then, the Parties agree to incorporate all such matters within the Arbitration for definitive resolution by the Arbitrator; and

(f) the decision of the Arbitrator will be final and binding, and all interim, interlocutory, and final decisions of the Arbitrator will be enforceable in the courts of the relevant jurisdictions pursuant to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

14. Miscellaneous

14.1. Confidant shall not communicate with any news media or issue any press release or other non-confidential communication with respect to the subject matter of this Agreement or any aspect thereof, without receiving prior written permission from Company to do so. Except to the extent expressly permitted elsewhere in this Agreement, Confidant will not make any reference to Company, or any Representative or Affiliate of Company (including any names, trademarks, logos or other visual identity indicators of the Representatives or Affiliates), or to this Agreement, in any non-confidential communication, including any advertisement or promotion of any kind whatsoever.

14.2. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties.

14.3. If the Parties do enter into one or more Primary Contracts, such Primary Contract(s) will not supersede, take priority over, or modify this Agreement except to the extent that an Primary Contract expressly and unequivocally: (i) refers to this Agreement, (ii) stipulates that the Primary Contract supersedes, takes priority over, or modifies this Agreement, and (iii) specifies the manner in which the Primary Contract supersedes, takes priority over, or modifies this Agreement. For greater certainty, a clause that generally purports to supersede all other contracts and arrangements will not supersede or modify this Agreement, and if the Primary Contract involves any Intellectual Capital, this Agreement will apply equally to that Intellectual Capital.

14.4. The headings of the sections of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

14.5. All provisions of this Agreement which expressly or by their nature survive the termination of this Agreement will continue in full force and effect after any termination of this Agreement, including any obligations regarding use or disclosure of Company Proprietary Information and Company Intellectual Property.

14.6. The confidentiality obligations of Confidant under this Agreement shall continue until the date that is fifteen years after the date that Confidant ceases to carry on any Permitted Activities.

14.7. Confidant will promptly execute and deliver any further agreements and documents, and provide any further assurances, undertakings and information, as may be reasonably requested by Company to give effect to the intention expressed in this Agreement and, without limiting the generality of this section, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents so requested.

14.8. Each section and obligation set out in this Agreement is distinct and severable. If any section or obligation of this Agreement, in whole or in part, is determined by any court of competent jurisdiction or arbitration panel to be illegal, invalid, void, voidable or unenforceable in any jurisdiction, then, the illegality, invalidity or unenforceability of that section or obligation, in whole or in part, will not affect:

(a) the legality, validity or enforceability of the remaining sections and obligations set out in this Agreement, in whole or in part; or

(b) the legality, validity or enforceability of that section or obligation, in whole or in part, in Confidant's Country or any other jurisdiction.

14.9. This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile or electronic mail and all the counterparts taken together constitute one and the same instrument and is effective when each of the parties has signed a copy of it, whether the same or different copies.

14.10. All notices or other communications between the Parties under this Agreement must be in writing and given to an officer of the recipient Party either personally (including by courier) or by email, at the address and last known email for each Party set out below or at any other address or email or to the attention of any other officer of which a Party notifies the other Party in accordance with this Section:

Naqi Logix Inc. 200 Granville St #2820, Vancouver, BC V6C 1S4	David Segal 2273 North Point Drive, York, PA 17406

14.11 All notices or other communications will be considered given when in the case of personal delivery or delivery by courier, when delivered or via email to the last known email address The Parties have signed this Agreement with the intention of making it legally binding as of the Effective Date under the signature of their proper signing officers.

The Parties have signed this Agreement with the intention of making it legally binding as of the Effective Date under the signature of their proper signing officers.

	Naqi Logix Inc.		Dave Segal

By :	/s/ Mark Godsy	By :	Dave Segal
	Mark Godsy, Chief Executive Officer		Dave Segal

SCHEDULE "A"

NAQI TECHNOLOGY

(General, high-level)

Systems, methods, software, apparatus, devices, data, and equipment that perform any or all of the following functions:

1. Sensing, monitoring, measuring, and interpreting the following types of user information ("User Information") using any or all of the following methods and devices, and any other methods and devices that gather and process the User Information:

User Information	Methods and Devices
A user's imagined or visualized directions and related brainwaves (such as Mu Rhythms)	Reading EEG data using an EEG headset or like device
A user's movement microgestures in the form of	Sensing and interpreting microgyro, accelerometer, and magnetometer data from an earbud or like device
Primer input in the form of pre-defined EEG signals or EMG signals	Using EEG sensors to identify brainwaves and/or electromyography signals that prepare and notify the processor that intended input is forthcoming
Primer input in the form of inner ear air pressure and/or inner ear tactile pressure	Using air pressure sensors and touch-sensitive sensors to identify signals that prepare and notify the processor that intended input is forthcoming
Primer input in the form of microgestures	Using microgyro, accelerometer and magnetometer sensors to identify movement that is intended to prepare and notify the processor that intended input is forthcoming

2. Translating, interpreting, and converting User Information into a variety of inputs and instructions for devices and processors, including but not limited to, three dimensional line pattern input and directional input.

3. Enabling users to input instructions, including three dimensional line patterns and directional input, into processors and equipment, and thereby to operate processors and equipment with User Information.

4. Employing any of the foregoing to detect and gather information about users, such as the user's state of health, alertness, activities, behavior, and position, and to create alerts and alarms when a problem is detected.

5. Performing all the foregoing functions using devices attached to the user's head, such as earbuds, EEG headsets, and the like.

SCHEDULE "A"

JOB  DESCRIPTION

Position Description - Chief innovation Officer Reports to - Chief Executive Officer or designee Reports include - TBD

Role Summary:

Leads the process to define innovative trends and potential market opportunities for Naqi, defining the value proposition offering to each.

Key Responsibilities:

  Developing an innovation strategy and garnering support from business stakeholders, such as fellow C- level executives, employees, customers and business partners
  Creating an innovation portfolio and roadmap to drive growth and spur investment
  Overseeing new innovations as they are introduced to the marketplace
  Ensuring innovation provides value to customers and cultivate long-term relationships with those customers
  Driving action on innovation plans in collaboration with relevant team members
  Building a strong network of connections who can support collaboration and provide valuable feedback innovation processes
  Establishing clear processes for generating ideas, creating prototypes and producing them
  Evaluating and balancing risk/reward for innovation and organizational objectives
  Supporting staff development
  Championing change management
  Assessing competition and maintaining overall market awareness

PENSYLVANNIA MUTUAL DISPUTE RESOLUTION AGREEMENT

The employee identified below ("Employee"), on the one hand, and Equity HR, Inc. ("PEO") and Naqi Logix Inc. ("Company"), on the other hand (hereinafter individually referred to as "the Party", and collectively referred to as "the Parties"), agree to utilize mutual binding arbitration as the sole and exclusive means to resolve all disputes that may arise between Employee and the Company and/or Employee and PEO.

1. Intent of Agreement. Employee, the Company, and PEO agree that any claim, dispute, and/or controversy that Employee may have against the Company, PEO, or Company Entities (as defined below), or that the Company or PEO may have against Employee, shall be submitted to and determined exclusively by binding arbitration. Employee specifically waives and relinquishes their right to bring a claim against the Company or PEO in a court of law, and this waiver shall be equally binding on any person who represents or seeks to represent Employee in a lawsuit against the Company or PEO in a court of law. Similarly, the Company and PEO specifically waive and relinquish their respective rights to bring a claim against Employee in a court of law, and this waiver shall be equally binding on any person who represents or seeks to represent the Company or PEO in a lawsuit against the Employee. By this Agreement, Employee, the Company, and PEO give up their respective right to trial by jury of any claim Employee may have against the Company or PEO, or of any claim the Company or PEO may have against Employee.

2. Scope of Agreement. This Agreement applies to claims Employee may bring against the Company or PEO for wrongful termination, discrimination, harassment, retaliation, breach of contract, wage and hour violations, and claims related to any services provided by PEO to employee, whether directly or indirectly, and torts such as invasion of privacy, assault and battery, or defamation. This Agreement also applies to claims that the Company or PEO might bring against Employee such as, for example, theft of money or trade secrets, breach of a confidentiality Agreement, or breach of a contract. Included within the scope of this Agreement are all disputes, whether based on tort, contract, statute (for example, without limiting the scope of claims covered by this Agreement, the Pennsylvania Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Pregnancy Workers Fairness Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act (including the Equal Pay Act and including amendments to the FLSA under the Providing Urgent Maternal Protections for Nursing Mothers Act), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Pennsylvania Consumer Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, Family and Medical Leave Act, Pennsylvania Family Rights Act, the Families First Coronavirus Response Act (FFCRA), the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the Consolidated Appropriations Act of December 2020 (CAA), the American Rescue Plan Act of 2021, the Occupational Safety and Health Act, the Pennsylvania Occupational Safety and Health Act, the Pennsylvania Labor Code and the Pennsylvania Wage Orders (including, but not limited to, claims for overtime wages, unpaid wages, vacation, paid sick leave and incentive compensation, and claims involving meal and rest breaks), or any other local, state, or federal law, order, directive, or regulation), equitable law, or otherwise, and all disputes related to employee benefits including those brought on behalf of an employee benefit plan or in Employee's capacity as a participant of an employee benefits plan.

Employee's agreement to arbitrate claims against the Company or PEO includes claims that Employee may bring against the Company's or PEO's respective parent, subsidiary, affiliated or client entities as well as against owners, directors, officers, managers, employees, agents, brokers, contractors, attorneys, including in their capacity as benefit plan administrators or fiduciaries to any employee benefit plan of which Employee is a participant or beneficiary, and insurers of the Company or PEO (hereinafter "Company Entities"). Employee also agrees to arbitrate claims against any person or entity that Employee may allege to be a joint employer, joint enterprise, alter ego, or to have common ownership with the Company.

3. Excluded Claims. The only exceptions to the requirement of binding arbitration shall be for: (1) claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board; (2) claims for medical and disability benefits under the Pennsylvania Workers' Compensation Act; (3) claims for benefits brought before the Employment Development Department; (4) claims for wages brought before the Pennsylvania Labor Commissioner; (5) claims of sexual harassment and sexual assault brought under federal or state law, unless Employee voluntarily elects to submit such claims to arbitration; or (6) other claims that are not subject to arbitration under current law. Nothing herein shall prevent Employee from filing and pursuing proceedings before the Pennsylvania Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission, or any other government agency that allows employees to file administrative charges or complaints (although if Employee chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement, except for claims involving sexual harassment or sexual assault brought under federal or state law, which Employee may, but is not required to, submit to arbitration pursuant to this Agreement).

4. Provisional Remedy. Arbitration shall be the exclusive method for resolving any disputes covered by this Agreement; however, the Parties may seek provisional remedies to the extent authorized by Pennsylvania Code of Civil Procedure section 1281.8.

5. Waiver of Class, Collective Actions. All claims brought under this Agreement shall be brought in the individual capacity of Employee, the Company, or PEO. Under no circumstances shall this Agreement be construed to allow or permit the consolidation or joinder of other claims or controversies involving any other employees or parties or permit such claims or controversies to proceed as a class, collective, or non- individual action. No arbitrator shall have the authority under this Agreement to order any such class, collective, or non-individual action. By signing this Agreement, Employee agrees to waive any substantive or procedural rights that Employee may have to bring or participate in an action brought on a class or collective basis. Any dispute regarding the validity, scope or enforceability of this Agreement, or concerning the arbitrability of a particular claim, shall be resolved by a court, not by the arbitrator. Employee agrees to waive any substantive or procedural rights that Employee may have to bring or participate in an action brought on a class or collective basis. If Employee elects to pursue a non-individual claim for example, without limitation, a representative claim under the Pennsylvania Private Attorneys General Act ("PAGA claim"), Employee, the Company and PEO agree that any such non-individual claim, including a PAGA claim, will be severed and stayed pending resolution of the arbitration of any concurrently raised arbitrable disputes and individual claims covered by this Agreement.

6. Initiating Arbitration. Employee understands that to bring a claim under this Agreement, Employee must provide, by mail or in-person delivery, a written statement of their claim to the Party against whom the claim is being made. If the claim is against the Company or the PEO, the written statement must be delivered to the Legal Claims Department of the Party or Parties against whom the claim is being made. Employee also understands that they have the right to be represented by an attorney in the arbitration of any claim under this Agreement, but Employee is not required to have an attorney. Employee further understands that Employee must present any claim in arbitration before the statute of limitations expires for that type of claim.

7. Arbitration Procedure. At the beginning of any arbitration process under this Agreement, Employee and the Company or PEO will need to select an arbitrator by mutual agreement. Such an arbitrator shall be a retired Pennsylvania Superior Court Judge, or another qualified and impartial person that Employee and the Company or PEO decide upon. In the event Employee and the Company or PEO cannot agree on the selection of an arbitrator, they will select an alternative dispute resolution provider and request from that provider a list of an odd number of potential arbitrators. From that list Employee and the Company or PEO will alternatively strike arbitrators, with the Company or PEO going first, until one arbitrator is left. That arbitrator shall be the arbitrator who will hear the case. If Employee and the Company or PEO cannot agree on an alternative dispute resolution provider, an arbitrator will be appointed according to law.

Any arbitration proceeding under this Agreement shall proceed under and be governed by the Federal Arbitration Act ("FAA") because Employee, the Company, and PEO are engaged in interstate commerce. The procedures of the Pennsylvania Arbitration Act ("Act") shall also apply, to the extent they are not contrary to the FAA. The Act is found at Pennsylvania Code of Civil Procedure section 1280 and following sections, including section 1283.05, and all of the Act's other mandatory and permissive rights to discovery and provisional relief, shall also apply. In any arbitration proceeding under this Agreement, all Pennsylvania rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8 shall apply and be observed, unless Employee and the Company or PEO agree otherwise.

The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Pennsylvania Civil Code Section 47(b), to the extent permitted by law. The arbitrator's award(s) shall include the arbitrator's written reasoned opinion. Resolution of all disputes shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of "just cause") other than such controlling law.

8. Arbitration Fees and Costs. The Company or PEO will pay the arbitrator's fees and other costs relating to the arbitration forum. It is agreed that the Company or PEO shall not be responsible for paying the arbitrator's fees and costs for the arbitration hearing sooner than 60 days before the commencement of the arbitration hearing. However, Employee, the Company, and PEO will each be responsible for their own costs and for their attorneys' fees should any of them choose to be represented by counsel, unless the arbitrator shifts one party's costs and attorneys' fees to the other party in accordance with applicable law.

9. Disputes Concerning the Agreement. Any dispute concerning the validity, enforceability, scope or interpretation of this Agreement, or concerning the arbitrability of a particular claim, shall be resolved by a court of law of competent jurisdiction.

10. Severability. If any term or provision, or portion of this Agreement is adjudged or declared to be void or unenforceable in whole or in part, the void or unenforceable provision shall be severed, and the remainder of this Agreement shall be enforceable.

This is the entire Agreement between Employee, on the one hand, and the Company or PEO, on the other hand, regarding dispute resolution, and this Agreement supersedes any and all prior agreements regarding these issues, unless Employee has entered into a valid, enforceable arbitration agreement with the Company, in which case such agreement will apply to disputes between Employee and the Company, and this Dispute Resolution Agreement provided by PEO will apply to disputes between Employee and PEO. Any Agreement contrary to the foregoing must be entered into, in writing, by Employee, and the respective Chief Executive Officers of the Company and PEO. Oral representations made before or after employment do not alter this Agreement. This Agreement shall survive termination of Employee's employment relationship with the Company and termination of Employee's status with PEO.

Employee confirms that they have had time to read this Agreement and ask the Company's representative any questions that Employee had about the Agreement prior to signing this Agreement.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT REQUIRES THE EMPLOYEE AND THE COMPANY OR PEO TO ARBITRATE ANY AND ALL DISPUTES THAT ARISE OUT OF EMPLOYEE'S EMPLOYMENT WITH COMPANY, AND/OR RELATIONSHIP WITH PEO, EXCEPT AS SET FORTH HEREIN, AND THAT EMPLOYEE AND THE COMPANY OR PEO ARE GIVING UP THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY. BY SIGNING BELOW, EMPLOYEE CONFIRMS THE FACT THAT EMPLOYEE HAS READ, UNDERSTANDS, AND AGREES TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS.

David Segal
EMPLOYEE SIGNATURE	EMPLOYEE NAME (PRINT)
David Segal

DATE 7/30/2024